SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARABIAN AMERICAN DEVELOPMENT COMPANY

(Name of Registrant as specified in its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Arabian American Development Co.
1600 Hwy 6 South, Suite 240
Sugar Land, TX  77478
(409) 385-8300
April 27, 2011

To Our Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2011 Annual Stockholders’ Meeting on Wednesday, June 8, 2011, at 10:00 a.m., Central Daylight Time.  The meeting will be held at the Company’s petrochemical facility, South Hampton Resources, 7752 FM 418, Silsbee, Texas 77656.  If you plan to attend the meeting in person, please call and let us know that you are coming so that we can plan accordingly.

Matters to be acted upon at the meeting are described in the attached Notice of 2011 Annual Meeting of Stockholders and Proxy Statement.  We have also included a copy of our Annual Report on Form 10-K including the corrections that were made on Form 10-K/A for the year ended December 31, 2010, for your review.

Your vote on the business to be considered at the meeting is important regardless of the number of shares you own.  Whether or not you plan to attend, please vote your proxy promptly in accordance with the instructions on the enclosed proxy card.  If you do attend the meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

/s/ Nicholas Carter
Nicholas Carter
Chairman of the Board
President
Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS	1

PROXY STATEMENT
GENERAL EXPLANATION OF MATERIALS INCLUDED	2
Specific Items of Business	2

PROPOSAL NO. 1 – ELECTION/RE-ELECTION OF DIRECTORS	2
Vote Required	3

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS	4
Board Leadership Structure	4
Board Policy Regarding Voting for Directors	4
Board Independence	5
Meetings of the Board and Its Committees	5
The Company’s Director Independence Standards	5
Board Structure and Committee Composition	6
Audit Committee	7
Compensation Committee	7
Nominating Committee	8
Stockholder Recommendations	8
Director Qualifications	9
Identifying and Evaluating Candidates for Directors	9
Executive Sessions	10
Communications with the Board	10

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	10

BENEFICIAL OWNERSHIP TABLE	11

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	11

EXECUTIVE COMPENSATION	11
Executive Compensation Program Design	12
Base Salary	12
Annual Cash Incentive Plan	13
Profit Sharing Program	14
Long-Term Incentive – Stock Options	15
Perquisites	15
Governance of Pay Setting Process	16
Role of Compensation Committee in Establishing Pay Levels	16
Role of Management in Establishing Pay Levels	17
Role of the Compensation Consultant in Establishing Pay Levels	17
Regulatory Considerations	17
Employment Arrangements	17
Benchmarking Against Our Peer Group	17
Determination of Performance Targets	20
Individual Performance Goals for the President/CEO	20
Company Goal (Operating Income)	20
Report of the Compensation Committee	20
Compensation Committee Interlocks and Insider Participation	21
Compensation and Risk	21
Executive Compensation Program for 2010 and 2011	21

2010 SUMMARY COMPENSATION TABLE	23

2010 GRANTS OF PLAN-BASED AWARDS	24

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END	26

NON-EMPLOYEE DIRECTOR COMPENSATION	26
2010 Non-Employee Director Compensation Table	27
2010 Outstanding Equity Awards Table	28
General	28
Board Compensation	29
Committee Compensation	29
Equity Compensation	29
Per Diem Compensation	29
Potential Payments upon Termination or Change in Control	29
Compensation Committee Interlocks and Insider Participation	29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
Review, Approval or Ratification of Transactions with Management and Others	30
Audit Committee Report	31

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	31

PRINCIPAL ACCOUNTING FEES AND SERVICES	32
Audit Fees	32
Tax Fees	32
All Other Fees	32

PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	33

PROPOSAL NO. 4 – ADVISORY VOTE THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	33

QUESTIONS AND REQUESTS FOR ADDITIONAL INFORMATION	33
Request for Multiple Copies of Proxy Materials	34
Request for Single Copy of Proxy Materials	34

VOTING	34
Voting Securities, Record Date	34
Stockholder of Record	34
Beneficial Owner	34
Voting in Person at the Annual Meeting	35
Voting by Submitting a Proxy or Voting Instructions	35
Proxies and Voting Instructions Are Revocable	35
Voting Electronically	35
Voting Procedures	35
Election of Directors	36
Voting on Other Business	36
How Shares will be Voted by Proxy of Voting Instructions	36
Broker Non-Votes	36
Additional Business Proposals Presented at Meeting	36
Quorum Requirement	36

STOCKHOLDER PROPOSALS	37

Stockholder Proposals Intended to be Included in Proxy Statement	37
Stockholder Proposals Not Intended to be Included in Proxy Statement	37
Stockholder Proposals for Director Candidates	37

OTHER BUSINESS	37

ARABIAN AMERICAN DEVELOPMENT COMPANY
(“Arabian American”)
1600 Hwy 6 South, Suite 240
Sugar Land, TX  77478
(409) 385-8300

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:		10:00 a.m. – 12:00 noon CDT, June 8, 2011

Place:		South Hampton Resources, Inc.
7752 FM 418
Silsbee, TX 77656
Items of Business:	(1)	Election/re-election of members to the Board of Directors
	(2)	Ratification of the selection of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2011
	(3)	Advisory vote on executive compensation
	(4)	Advisory vote on the frequency of future advisory votes on executive compensation
	(5)	Consider and act upon such other business as may properly come before the meeting.

Adjournments and Postponements:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:
You are entitled to vote only if you were an Arabian American Development Company stockholder of record as of the close of business on April 20, 2011.  Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting.  You may vote your proxy by telephone, Internet or mail.  A toll-free telephone number and website address are included on your proxy card.

Meeting Admission:
You are entitled to attend the annual meeting only if you were an Arabian American stockholder of record as of the close of business on April 20, 2011 or hold a valid proxy for the annual meeting.  You should be prepared to present photo identification for admittance.  If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 20, 2011, a copy of the voting instruction card provided by your broker, trustee or nominee, or similar evidence of ownership.  If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

This notice of annual meeting and proxy statement and form of proxy are being distributed on or about April 27, 2011.

/s/ Connie Cook
Connie Cook, Secretary

PROXY STATEMENT

GENERAL EXPLANATION OF MATERIALS INCLUDED

This proxy statement is furnished in connection with the solicitation of proxies by The Board of Directors (the “Board”) of Arabian American Development Company, a Delaware corporation (the “Company”), for the Company’s Annual Meeting of Stockholders which is scheduled to take place on June 8, 2011.  This proxy statement provides a description of the business matters to be covered at the annual meeting.  As a stockholder, you are entitled and encouraged to attend the annual meeting and to vote on the matters described in this proxy statement.  Detailed information on voting is provided below.

In addition to notifying you of the upcoming annual meeting of stockholders, we request your vote on the matters to be covered at the annual meeting.  In making this solicitation, the Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Proxies may be solicited in person by our employees, or by mail, courier, telephone, email, or facsimile.  We estimate that approximately $20,000 will be spent in connection with the solicitation of stockholders.  This amount does not include salaries or wages of regular employees or officers who may assist with this solicitation.

Specific Items of Business

The following four proposals will be presented at the meeting for your vote.  Space is provided in the accompanying proxy card to vote for, against, or abstain from voting on each of the proposals except for the frequency of future advisory votes for which you can indicate one year, two years, three years, or abstain. If you vote using the telephone or Internet, you will be instructed how to vote on these issues.

(1)	The election/re-election of directors,

(2)	The ratification of selection of independent registered public accounting firm,

(3)	The advisory vote on executive compensation, and

(4)	The advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL NO. 1

ELECTION/RE-ELECTION OF DIRECTORS

There are two directors standing for re-election to our Board this year.  The nominees are Nicholas N. Carter and Mohammed O. Al Omair. They have each served as a director since the last annual meeting and will serve a three year term expiring in 2014.

There is one director standing for election to our Board this year.  The nominee is John R. Townsend.  Mr. Townsend was appointed as a director to our Board in February of 2011.  He will serve a one year term expiring in 2012.

Charles W. Goehringer, Jr. chose not to stand for re-election to the Board this year.  His term will expire at the 2011 Annual Meeting of Stockholders.

There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the person recommended by the Board.  If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

The nominees have indicated to the Company that they will be available to serve as directors.  In the event that the nominee should become unavailable, however, the proxy holders, Connie Cook and/or Allen McKee, will vote for a nominee or nominees designated by the Board.

If an incumbent director nominee receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, he or she is required to tender his or her resignation for consideration by the Nominating Committee in accordance with Board policy.

Vote Required

Each director nominee who receives more “FOR” votes than “AGAINST” votes representing shares of Company common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected.

Our Board recommends a vote FOR the election to the BOARD of the following nominees:

Nicholas N. Carter Director since 2004 Age 64
Mr. Nicholas N. Carter, a U.S. citizen and the President and Chief Executive Officer of the Company since July 2009, is a 1975 graduate of Lamar University with a Bachelor of Business Administration Degree in Accounting. Mr. Carter has been a Certified Public Accountant since 1977. He worked at the Sabine River Authority of Texas as a Project Accountant from 1973 to 1975. From 1975 to 1977 he was a Staff Accountant with Wathen, DeShong and Company, CPA's. In 1977 he joined South Hampton as Controller. His job titles with the Company include 1979, Facility Manager at TOCCO, 1982, Treasurer of TOCCO, 1987, President of South Hampton. In 2007 he added the title of Executive Vice President of Arabian American Development Co. in addition to the petrochemical duties. He was named to his current position in 2009. From 1977 until the present Mr. Carter has been employed by the Company in a succession of positions with increasing and broader operating responsibilities, as follows; 1977-1979, Controller of South Hampton; 1979 to 1982, Facility Manager at a ship dock and terminal facility owned by TOCCO; 1982 to 1987, Treasurer of TOCCO; 1987 to 2011, President of South Hampton; and 2007 to 2009, Executive Vice President of Arabian American Development Co. This succession of positions with the Company gave Mr. Carter broad experience and knowledge in both the operations and finances of the Company, and in 2009 he was named to his current position, and also retains the petrochemical duties.

Mohammed O. Al Omair Director since 2007 Age 67
Mr. Mohammed O. Al Omair, a Saudi citizen, resides in Riyadh, Saudi Arabia, and previously served as Senior Vice President & Deputy Chief Executive Officer for Fal Holdings Arabia Co. Ltd. Prior to his service with Fal, he held a senior position with the Gulf Cooperation Counsel (GCC), a six-nation organization of Arab nations in the region. He holds a Bachelor of Arts Degree in Political Science and a Master of Public Administration from the University of Washington.  We believe that this experience, as well as his leadership abilities, brings valuable experience and skill to our board of directors.

John R. Townsend Director since 2011 Age 57
Mr. John R. Townsend is a U.S. citizen with a Bachelor of Science in Chemical Engineering from Louisiana Tech University.  Mr. Townsend has over 30 years experience in the petrochemical industry garnered through his employment with Mobil Chemical Company which subsequently became ExxonMobil Chemical Company.  During his tenure he held the positions of Technical Service Engineer, Technical Department Section Supervisor, Planning Associate, Operations Manager, Plant Manager and Site Manager.  We believe that with his vast experience and knowledge of the industry, Mr. Townsend will be a valuable member of our board of directors.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining the Company’s integrity in the marketplace.  The Company has adopted a Code of Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, and to persons performing similar functions.  The Company’s Code of Ethics, in conjunction with the Certificate of Incorporation, By-laws and Board committee charters, form the framework for governance of the Company.

The Company’s Code of Ethics, Certificate of Incorporation, By-laws and Board committee charters are available on the Company’s website at www.arabianamericandev.com.  Stockholders may also request free printed copies of these from the Corporate Secretary at the address on page 34.

Board Leadership Structure

The Board believes the interests of all shareholders are best served at the present time through a leadership model with a combined Chairman/CEO position due to the Company’s relatively small market cap and the fact that the Chairman position merely administers Board meetings and has no special authority.  The current CEO possesses an in-depth knowledge of the Company and the array of challenges to be faced. This knowledge was gained through more than 34 years of successful experience in progressively more senior positions.  The Board believes that these experiences and other insights put the CEO in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to shareholders.  Further, the Board has demonstrated its commitment and ability to provide independent oversight of management.  Each independent director has access to the CEO and other Company executives on request; may call meetings of the independent directors; and, may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

Board Policy Regarding Voting for Directors

The Company has implemented a plurality vote standard in the election of directors.  In addition, the Company has adopted a policy whereby any incumbent director nominee who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election will tender his or her resignation for consideration by the Nominating Committee.  The Nominating Committee will recommend to the Board the action to be taken with respect to such offer of resignation.

Board Independence

The Company has implemented a policy that a majority of the Board will consist of independent directors.  The Board has determined that the non-employee director nominees, Mohammed O. Al Omair and John R. Townsend, standing for election and each of the members of each Board committee are independent within the meaning of the Company’s director independence standards.  The Company standards reflect Nasdaq corporate governance listing standards.  In addition, each member of the Audit Committee met the heightened independence standards required for audit committee members under the Nasdaq listing standards, with the exception of Ghazi Sultan who resigned from the Audit Committee on April 4, 2011, due to his October 27, 2010 agreement to serve as the Company’s Saudi Arabian branch representative.  Following Mr. Sultan’s resignation, the Company regained compliance and Nasdaq closed the matter.

Meetings of the Board and Its Committees

Because of the geographical distance between members of the Board, meetings are typically held via telephone conference call.  In the instance where all members cannot be contacted at once, members may be contacted individually, and upon agreement, Unanimous Consent Resolutions are signed.  During 2010 the Board held eight meetings.

The Company’s Director Independence Standards

An independent director is a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
A director will not be considered independent in the following circumstances:

(1)	The director is, or has been in the past three years, an employee of the Company or an employee of any parent or subsidiary of the Company;

(2)
The director has accepted, or has a family member who has accepted during any twelve-month period within the last three years, more than $120,000 in compensation from the Company, other than compensation for Board or Board Committee service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and benefits under a tax-qualified retirement plan, or non-discretionary compensation.

(3)	The director is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(4)
The director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

(5)	The director is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

(6)
The director is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

For these purposes, a “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has six directors and the following three standing committees: (1) Audit, (2) Compensation, and (3) Nominating.  Committee membership and meetings during the last fiscal year and the function of each of the standing committees are described below.  Each of the standing committees operates under a written charter adopted by the Board.  Committee charters are available on the Company’s website at www.arabianamericandev.com.  Free printed copies are also available to any stockholder who makes a request to the address on page 34.  Each current director attended at least 75% of all Board and applicable standing committee meetings during 2010 except for Mr. Al Omair.  Directors are also encouraged to attend annual meetings of Company stockholders.

Name of Director	Audit	Compensation	Nominating
Non-Employee Directors:
Ghazi Sultan1		Member	Chair
Mohammed O. Al Omair2	Member	Member	Member
Charles W. Goehringer, Jr.3
Allen P. McKee4	Member	Chair	Member
John R. Townsend5	Chair	Member
Employee Directors:
Nicholas N. Carter

Number of Meetings in Fiscal 2010	6	7	1

Notes to Board Committee Table

1
Mr. Sultan was elected to the Board in September 1993.  He joined the Audit and Compensation Committees in 1994 and became the Chair of the Nominating Committee in April 2007.  He resigned from the Audit Committee on April 4, 2011.

2	Mr. Al Omair was elected to the Board on October 23, 2007. He joined the Nominating and Audit Committees on October 23, 2007, and the Compensation Committee on December 31, 2007.
3
Mr. Goehringer was elected to the Board on October 23, 2007.  He joined the Nominating and Audit Committees on October 23, 2007, and the Compensation Committee on December 31, 2007.  He resigned from the Audit Committee in February 2008.  He resigned from the Compensation and Nominating Committees in January 2009.  His term will expire at the 2011 Annual Stockholders’ Meeting.

4	Mr. McKee was elected to the Board on April 28, 2009. He joined the Nominating, Audit and Compensation Committees on April 28, 2009. He became the Chair of the Compensation Committee in February 2010.
5	Mr. Townsend was appointed to the Board in February 2011. He concurrently joined the Audit and Compensation Committees. He became Chair of the Audit Committee on April 7, 2011.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing the Company’s financial reporting processes and the audit of the Company’s financial statements, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the Company’s internal audit function and the independent registered public accounting firm, risk assessment and risk management, and finance and investment functions.  Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews its charter and performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews and approves all permissible non-audit services to be performed by the independent registered public accounting firm; reviews the Company’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; reviews regulatory and accounting initiatives and off-balance sheet structures, oversees the Company’s compliance programs with respect to legal and regulatory requirements; oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on the Company’s financial statements; reviews and oversees treasury matters, the Company’s loans and debt, loan guarantees and outsourcings; reviews the Company’s capitalization and operations; and coordinates with the Compensation Committee regarding the cost, funding and financial impact of the Company’s equity compensation plans and benefit programs.  The Audit Committee works closely with management as well as the independent registered public accounting firm.  The Audit Committee has the authority to obtain advice assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Board determined that each of John R. Townsend, Chair of the Audit Committee, and Audit Committee members Mohammed O. Al Omair and Allen P. McKee are independent pursuant to Nasdaq listing standards governing audit committee members.  The Board also determined that Allen P. McKee is an audit committee financial expert as defined by SEC rules and Nasdaq listing standards.

The charter of the Audit Committee is available on the Company’s website at www.arabianamericandev.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 34.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s executives and directors; prepares the report required to be included in the annual proxy statement; provides general oversight of the Company’s compensation structure; reviews and provides guidance on the Company’s human resources programs; and retains and approves the terms of the retention of compensation consultants and other compensation experts.  Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of executive officers in accordance with those objectives; approving severance arrangements and other applicable agreements for executive officers; overseeing the Company’s equity-based and incentive compensation plans; overseeing non-equity based benefit plans and approving any changes to such plans involving a material financial commitment by the Company; monitoring workforce management programs; establishing compensation policies and practices for service on the Board and its committees; developing guidelines for and monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The individuals serving on the Compensation Committee of the Board of Directors are Allen P. McKee (Chair), Mohammed O. Al Omair, Ghazi Sultan, and John R. Townsend.  The Board determined that each of the Committee members is independent pursuant to Nasdaq listing standards governing nominating committee members.

The charter of the Compensation Committee is available on the Company’s website at www.arabianamericandev.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 34.

Nominating Committee

The Nominating Committee recommends candidates to be nominated for election as directors at the Company’s annual meeting, consistent with criteria approved by the Board; develops and regularly reviews corporate governance principles and related policies for approval by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance.  Other specific duties and responsibilities of the Nominating Committee include: annually assessing the size and composition of the Board, including developing and reviewing director qualifications for approval by the Board; identifying and recruiting new directors and considering candidates proposed by stockholders; recommending assignments of directors to committees to ensure that committee membership complies with applicable laws and listing standards; conducting a preliminary review of director independence and financial literacy and expertise of Audit Committee members and making recommendations to the Board relating to such matters; and overseeing director orientation and continuing education.  The Nominating Committee also reviews and approves any executive officers for purposes of Section 16 of the Exchange Act (“Section 16 Officers”) standing for election for outside for-profit boards of directors; and reviews stockholder proposals and recommends Board responses.

The individuals serving on the Nominating Committee of the Board of Directors are Ghazi Sultan (Chair), Mohammed O. Al Omair, and Allen P. McKee.  The Board determined that each of the Committee members is independent pursuant to Nasdaq listing standards governing nominating committee members.

The charter of the Nominating Committee is available on the Company’s website at www.arabianamericandev.com.  A free printed copy is also available to any stockholder who requests it from the Corporate Secretary at the address on page 34.

Stockholder Recommendations

The policy of the Nominating Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under “Identifying and Evaluating Candidates for Directors.”  In evaluating such recommendations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.”  Any stockholder recommendations proposed for consideration by the Nominating Committee should include the candidate’s name and qualifications for Board membership and should be addressed to the Corporate Secretary at the address on page 34.

Director Qualifications

The Company maintains certain criteria that apply to nominees recommended for a position on the Company’s Board.  Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Company values and standards.  They should have broad experience at the policy-making level in business, government, education, technology or public service.  They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of all stockholders of the Company.

Identifying and Evaluating Candidates for Directors

The Nominating Committee uses a variety of methods for identifying and evaluating nominees for director.  The Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director.  Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons.  Identified candidates are evaluated at regular or special meetings of the Nominating Committee and may be considered at any point during the year.  As described above, the Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board to be included in the Company’s proxy statement.  Following verification of the stockholder status of people proposing candidates, recommendations are considered together by the Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating Committee.  In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Company recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. The Company seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.  In addition to seeking a diverse set of business or academic experiences, the Nominating Committee seeks a mix of nominees whose perspectives reflect diverse life experiences and backgrounds. The Nominating Committee does not use quotas but considers diversity when evaluating potential new directors.

Executive Sessions

Executive sessions of independent directors are held at least three times a year.  The sessions are scheduled and chaired by the lead independent director.  Any independent director may request that an additional executive session be scheduled.

Communications with the Board

Individuals may communicate with the Board by contacting:

Nicholas N. Carter
Arabian American Development Company
P. O. Box 1636
Silsbee, TX  77656

All directors have access to this correspondence.  In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and relays communications to the full Board or individual directors, as appropriate.  The Company’s independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries, not be forwarded.

Communications that are intended specifically for the lead independent director, the independent directors or non-management directors should be sent to the address noted above to the attention of the lead independent director.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2010, concerning beneficial ownership by:

(1)
Company directors and nominees, each of the named executive officers, and all individuals owning more than 5% of the Company’s outstanding Common Stock, set forth in the Summary Compensation Table on page 23; and

(2)	Current directors and Company executive officers as a group.

The information provided in the table is based on the Company’s records, information filed with the SEC and information provided to the Company, except where otherwise noted.

The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire as of March 1, 2011 through the exercise of any stock option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percent of Class
Current Directors and Nominees:
Ghazi Sultan	130,000(2)(3)	0.5%
Robert E. Kennedy	50,000(2)(3)	0.2%
Allen P. McKee	49,667(2)(3)	0.2%
Charles W. Goehringer, Jr.	73,967(2)(3)	0.3%
Mohammed O. Al Omair	41,667(2)(3)	0.2%
Current Director, Nominee or Named Executive Officer:
Nicholas N. Carter	472,768(3)	2.0%
Connie J. Cook	40,350(3)	0.2%
Mark D. Williamson	30,000(3)	0.1%
Gerardo Maldonado	3,750(3)	0.0%
Ronald R. Franklin	2,028	0.0%
All current directors and executive officers as a group (10 persons)	894,197(3)	3.7%

Individuals with beneficial ownership of more than 5% of outstanding Common Stock
Fahad Mohammed Saleh Al Athel	3,995,745	16.7%
Wellington Trust	2,049,524	8.6%
Prince Talal Bin Abdul Aziz	1,272,680	5.3%
Notes to Beneficial Ownership Table

(1) Unless otherwise indicated, to the knowledge of the Company, all shares are owned directly and the owner has sole voting and investment power.  Includes shares of restricted stock.

(2) Includes 71,667 aggregated shares which these directors have the right to acquire through the exercise of presently exercisable stock options.

(3) Includes 196,917 aggregated shares which certain directors and executive officers have the right to acquire through the exercise of stock options or other rights exercisable presently or within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of Company common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities.  The Company believes that during fiscal 2010, its directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% stockholders.

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis presents information about the compensation of our officers named in the Summary Compensation Table on page 23 (the “Named Executive Officers” or “NEOs”).  Our executive compensation program is designed to promote a strong culture of leadership development, aligned with performance improvement (focused on both growth and productivity) and integrity, which in turn drives financial performance that provides value to our shareholders.  The main components of our executive compensation program include base salary and annual and long-term incentives (total direct compensation).  By having two of the three main components of executive pay based upon corporate performance our incentive program is designed to emphasize a pay-for-performance relationship.

•
Annual incentive awards consist of cash bonuses generated under our new annual incentive program and our legacy profit sharing.  Cash awards under our annual incentive plan are tied to financial results (Operating Income) and to a lesser extent individual performance. Our profit sharing program is available to all petrochemical segment employees (including our NEOs) and is based on cash flow from the petrochemical segment of the business. Our NEOs have historically participated in the profit sharing program with all of our petrochemical employees.  We have seen a connection between our executives and our other employees when everyone gathers for a quarterly meeting to discuss Company performance.  The checks that are handed out to each participant in attendance reflect the operating results of the previous quarter.  Everyone from our lowest hourly rate petrochemical employee to our CEO feel the excitement or disappointment with the size of their respective profit sharing checks.  We feel that it is important to continue this practice and do not want to disrupt this employee-wide participation and personal connection and identification with corporate’s quarterly results.  For reasons stated below, we implemented a new annual incentive program for our NEOs in 2010 which could have eliminated the need for NEO participation in our profit sharing program.  However, rather than eliminate NEO participation from the profit sharing plan we simply net out any quarterly payment made throughout the year from the bonus generated under the new annual incentive program.  By doing this we maintain the connection between our executives and other employees.  Both bonuses and profit sharing awards are paid in cash and provide a strong link between pay and performance as they are directly determined by operating income and profitability.

•
The 2008 long-term incentive program currently issues equity to our executives in the form of stock options. The equity-based reward to our executives is therefore highly correlated to the investment success of our shareholders as options hold value only as our stock price increases above the strike price.

Our long-term success depends on our people.  We strive to ensure that our employees’ contribution and performance are recognized and rewarded through a competitive compensation program.  We target an executive compensation package that is competitive against the market in which we compete for talent.  A substantial portion of any of our executives’ annual total compensation package is variable compensation tied to performance (i.e., Operating Income and individual performance).  We have designed our incentive program in such a way that if performance is at or above targeted levels, the executive’s total compensation will be at or above targeted levels.  Conversely, if performance is below targeted levels, the executive’s compensation will be below targeted levels.

Executive Compensation Program Design

Base Salary.  Base salaries provide for competitive pay based on the market value of the position and meet the objective of attracting and retaining talent needed to run the business.  Salaries are reviewed by the Compensation Committee (the “Committee”) annually.  Salary increases may be given based on individual factors, such as competencies, skills, experience, performance and market practices.  There are no specific weightings assigned to these individual factors.  Annual salary increases are generally effective in January.  Increases may also be given when executives assume new roles or are promoted.

Annual Cash Incentive Plan.  We use Operating Income as the financial metric for annual executive bonus awards.  The Committee believes that this is the best financial metric to use as a company performance indicator because it excludes items outside of management’s control such as tax and interest rates.  In addition, Operating Income is easily determinable because it is a line item on the Company’s Consolidated Statements of Operations and is equal to Revenues less Operating Costs and Expenses and General Administrative Expenses.

Once financials are available at the conclusion of the fiscal year, the Committee will review our Operating Income results and may choose to exclude or adjust certain items to ensure that award payments reflect the core operating performance of the business.  Examples include scenarios where the Company’s product prices decline by 50% or more or increase by 100% or more. Operating Income measures our ability to generate income after covering operating costs and general and administrative expenses.  Operating Income represents a challenging performance metric because feedstock costs and product prices have been very volatile in recent years.  Operating Income grows by not only increasing revenues through increased sales or improved product prices, but also by maintaining product  margins, reducing costs and managing assets.  The primary challenge lies in maintaining reasonable product margins, especially when feedstock prices are rapidly changing from one month to the next.

Thus annual cash bonuses are designed to motivate and reward NEOs and all other executives on the achievement of Company and individual goals for the performance year.  Our annual incentive plan is designed to allow NEOs and other executives to earn up to 200% of their target bonus based upon performance achieved.  Each executive’s target bonus is expressed as a percentage of base salary.  The bonus levels below were adopted by the Committee.

Participant Title	Target Bonus (as % of Base Salary)	Max	Maximum Bonus (as % of Base Salary)
President and CEO	80%	2X	160%
Chief Financial Officer	45%	2X	90%
Vice President of Marketing	45%	2X	90%
Vice President of Manufacturing	50%	2X	100%

Bonus payouts are determined by measuring performance on both a corporate and personal level.

•
20% of the target bonus is based upon individual performance.  Each of the goals are equally weighted in this portion of a participant’s target bonus (i.e., if there are two individual performance goals then 10% of the target bonus each).  The Committee is responsible for determining the President/CEO’s performance relative to any individual goals.  The President/CEO determines the performance of his direct reports and makes a recommendation for approval to the Committee.

•
80% of the target bonus is based upon corporate performance and is determined by the achievement of a pre-established Operating Income goal.  Actual Operating Income relative to the Operating Income goal determines the multiple to be applied to this portion of a participant’s bonus.  For example, if 100% (“Target” Performance) of the Operating Income goal is met, then a 1.00X multiple is applied to 80% of the participant’s target bonus.  Threshold payouts will occur when 80% of the Operating Income goal is met (“Threshold” Performance).  In this case a 0.50X multiple is applied to 80% of the participant’s Target bonus.  Performance below Threshold (80% Target of Operating Income) results in a zero dollar payout.  The Maximum payout occurs when actual Operating Income is greater than or equal to 140% of the Operating Income goal (“Maximum” Performance).  When Maximum

Performance is achieved, a 2.25X multiple is applied to 80% of the participant’s Target bonus (a 2.25X multiple applied to the corporate portion of the Target bonus allows a participant to earn up to two times the Target bonus, assuming the participant successfully achieved his or her individual performance goals).  Payouts are scaled linearly between Threshold and Target for performance levels between 80% and 100% of Target Performance, and between Target and Maximum for performance levels between 100% and 140% of Target Performance.

Examples of bonus payout calculations for the President/CEO are as follows:

Base Salary: $250,000
Target Bonus as % of Base Salary: 80%	$200,000
Maximum Bonus as % of Base Salary: 160%	$400,000	(1)

TARGET BONUS		Status	Multiple		Payout
Individual Goals	20%	Achieved	1	X	$40,000
Corporate Performance	80%	Target	1	X	$160,000
	100%				$200,000

MAXIMUM BONUS			Status	Multiple		2X Target
Individual Goals	10%	(3)	Achieved	1	X	$40,000
Corporate Performance	90%		Target	2.25	X	$360,000	(2)
	100%					$400,000	(1)

(1)	$400,000 = 2X the Target Bonus
(2)	$360,000 = $200,000 X 80% X 2.25
(3)
There is only a “target” payout related to Individual Goals; therefore, this payout remains the same even in a maximum performance scenario and only accounts for 10% of the total payout; 90% of the maximum award payout is based upon Corporate Operating Income performance

The following payout schedule is applied to 80% of the participant’s target bonus which is tied to corporate performance in the form of Operating Income.

Payout level	Corporate Performance Bonus Multiple	Performance Achievement
Maximum	2.25X(1)	140% of Operating Income goal
Target	1.00X	100% of Operating Income goal
Threshold	0.50X	80% of Operating Income goal

(1)
Applying a multiple of 2.25X the Corporate Performance portion of the target bonus is necessary to allow our participants an opportunity to earn 200% of their target bonus because it is being applied to only 80% of the targeted bonus payout.  The amount of the target bonus paid for achieving individual goals does not change in a maximum corporate performance scenario.

Payouts are scaled linearly between Threshold and Target, and then between Target and Maximum for performance levels between 80% and 140% of Target Performance.  Payouts will be interpolated for actual performance between these points.

Profit Sharing Program.  South Hampton’s profit sharing program is available to all employees, including NEOs, based upon South Hampton’s quarterly performance.  Since South Hampton is located about an hour north of a larger petrochemical sector, competition for qualified, intelligent and conscientious employees is high.  Base pay for employees is typically about 20% less than larger facilities; however, the profit sharing program allows South Hampton to compensate employees with additional pay when profits are sound.  It also enables South Hampton the ability to forego payments during times of economic slowdown.  Profit sharing is done on a quarterly basis when cash flow permits.  There is no set formula for calculating or allocating profit sharing as it is based upon several factors including profit, cash flow, expectations and special cash needs of South Hampton and the Company.  In 2010 the Committee adopted a written policy governing employee profit sharing.  Pursuant to this policy, the pool of funds available for profit sharing during any particular calendar quarter cannot exceed 12% of South Hampton’s estimated earnings before interest, depreciation, taxes and amortization (“EBITDA”) for that quarter.  In addition, the President/CEO must submit a recommended level of profit sharing with proposed employee allocations to the Committee for approval. The amount of the total award allocated to each executive officer and to each employee is based on (i) current base salary and pay levels, (ii) instances of individual superior performance, and (iii) instances of individual sub-standard performance.  South Hampton has a wide range of salary and pay levels, and in general employees at the lower end of the pay scale will be granted higher awards as a percentage of their base pay.  Under the policy, the Committee has authority to revise the amount of funding available for profit sharing, as well as, to adjust individual allocations.  As previously explained, all profit sharing awards to NEOs and other participants in our new, annual incentive program are netted out of any annual incentives paid out under the Company’s annual incentive program.

As an incentive for safe work performance, a safety award program is incorporated into the profit sharing program. As part of this program, South Hampton pays every employee, including NEOs and other executives, a $500 net award at the end of each calendar quarter in which there are no lost-time or recordable accidents.  This program has been very successful in encouraging employees to watch out for one another and to work safely.  Consistent with profit sharing awards, all safe work awards are netted out of any annual bonuses paid to the NEOs and other executives under the Company’s annual incentive program.

Long-Term Incentive – Stock Options.  Stock options align our executives’ interests with those of our shareholders since the options have realizable value only if the price of Arabian American Development Company stock increases after the options are granted.  The size of future awards is evaluated and determined annually based on a consideration of competitive compensation practices and changes in our stock price year over year, as well as the number of shares remaining under our long-term incentive plan.  NEOs and other executives receive nonqualified option grants with the following characteristics:

•	An exercise price equal to closing price of Arabian American Development Company stock on the grant date

•	Annual vesting in approximately equal installments over a specified period

•	Expiration seven to ten years after the grant date

Perquisites.  We provide benefits that we believe are standard in the industry to all employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a Company sponsored cafeteria plan and a 401(k) employee savings and investment plan. The Company matches employee deferral amounts, including amounts deferred by named executive officers, up to a total of 6% of the employee’s eligible salary, excluding annual cash bonuses, subject to certain regulatory limitations.  In December 2010 we provided our President/CEO with a company vehicle for business and personal travel.  Our use of perquisites as an element of compensation is very limited.  We do not view perquisites as a significant element of our comprehensive compensation structure.

Governance of Pay Setting Process

In setting total direct compensation, a consistent approach is applied for all executives:

•	We benchmark our NEOs to comparable positions within the market in terms of specific duties, responsibilities, and job scope.

•
Each position has an established target annual incentive award opportunity, executive benefits and perquisites.  These incentive levels and benefits are reviewed by the Committee on an annual basis to determine their relative level of competitiveness with the market.

•	We generally target all elements of pay and total direct compensation to be positioned between the 25th to 50th percentiles of our peer group.

•
Individual executive pay positioning will vary based on the requirements of the job (competencies and skills), the executive’s experience and performance, and the organizational structure (internal alignment and pay relationships).

•
We also consider internal pay equity when establishing compensation levels.  Currently, we believe that our compensation level for each of our NEOs reflects his or her job responsibility and scope appropriately and scale down from the CEO in a reasonable manner.

•	Exceptions to normal practice may be made based on critical business and people needs.

Role of the Compensation Committee in Establishing Pay Levels

•
The Compensation Committee (comprised of only independent directors) establishes, reviews and approves all elements of the executive compensation program.  A copy of the Compensation Committee Charter is available on our website.  During 2010 the Committee engaged Pearl Meyer & Partners (“PM&P”) to serve as its independent outside executive compensation consultant.  PM&P’s primary role is to provide advice and perspective regarding market compensation trends that may impact decisions we make about our executive compensation program and practices.  PM&P was instrumental in assisting the Committee in a complete overhaul of our executive compensation program in the latter half of 2010.  The Company incurred expenses during 2010 payable to PM&P in the amount of $47,660.  Management has the responsibility for effectively implementing the executive compensation program.  Additional responsibilities of the Committee, management and the consultant include:

•
The Committee reviews and approves business goals and objectives relevant to executive compensation,     evaluates the performance of the President/CEO in light of these goals and objectives, and determines and establishes the President/CEO’s compensation level.

•
Based on review of market data, individual performance and internal pay comparisons, the Committee independently sets the pay for our President/CEO and reviews and approves all NEO and other executive pay arrangements.

Role of Management in Establishing Pay Levels

•	The President/CEO makes recommendations on program design and pay levels, where appropriate, and oversees the implementation of such programs and directives approved by the Committee.

•	The President/CEO develops pay recommendations for his direct reports and other key executives. This includes all of our NEOs (with the exception of our CEO himself).

•	Our Chief Accounting Officer provides the financial information used by the Committee to make decisions with respect to incentive compensation goals and related payouts.

Role of the Compensation Consultant in Establishing Pay Levels

•	The compensation consultant is responsible for gathering, analyzing and presenting peer group pay practices and relevant data to the Committee. They do not have the authority to determine pay.

•
The consultant provides periodic updates to the Committee regarding various tax, accounting and regulatory issues that could have an impact on executive compensation design, administration and/or disclosure.

•	In 2010 the consultant assisted the Committee in revamping the executive compensation program.

Regulatory Considerations

We account for the equity compensation expense for our executives under the rule of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“ASC 718”), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Employment Arrangements

We have not entered into definitive employment agreements with any of our executives.  All executives serve at the discretion of the Board with no fixed term of employment.

Benchmarking Against Our Peer Group

We benchmark executive compensation against a peer group.  The peer group shown below was developed by the consultant in close consultation with the Committee and was approved the President/CEO.  Peer group proxy data provides sufficient benchmarks for the executives, but because the companies are structured differently, not all peers have incumbents in the respective benchmarked positions.  Some jobs have no peer benchmarks available from proxy data, such as Vice President of Marketing, which necessitates the use of industry specific and general industry related surveys as an additional data source.  The consultant’s survey data provides expanded data to benchmark our executives’ positions.  Peer group and survey data provides a focal point in our examination of compensation trends across the petrochemical and chemical processing industry.  Each year the Committee reviews the peer group and determines whether any changes should be made.  Based on the 2010 review, six companies, Crosstex Energy, Global Partners,

Syntroleum, Adams Resources, Synthesis Energy and Sulphco, were removed and replaced with American Vanguard Corp., Quaker Chemical Corp., Rogers Corp., and TPC Group Inc.  The 2010 peer group, inclusive of these changes, consisted of the following nine companies:

American Pacific Corp.                          American Vanguard Corp.                                               KMG Chemicals Inc.
Penford Corp.                                         Quaker Chemical Corp.                                                     Rentech Inc.
Rogers Corp.                                           Sterling Chemicals Inc.                                                    TPC Group Inc.

Peer group benchmarking is one of several factors considered in the pay setting process.  Peer group practices are analyzed annually for the pay element making up total direct compensation, and periodically for other elements (such as executive benefits and perquisites).  In addition to peer group benchmarking, we also used surveys from the consultant in the pay setting process.  We used a combination of proxy and survey data, weighted 50% each, to develop market values.  All data was summarized to relevant statistics (e.g., median, 25th percentile and 75th percentile), and where applicable, survey data was regressed because it provides a reliable method for size adjusting cash compensation data and is the standard methodology used for analyzing executive pay.  The strategy behind the sources of data is to promote the best mix of authorities for competitive positions, utilize industry data for line operations and line executives and some general industry mix to staff executive positions, and balance the proxy data with published authorities to help smooth the volatility of executive changes in the peer group.  Market values of cash compensation were correlated to company size as measured by revenue and the data the Committee considered was size-adjusted where possible to reflect our current revenue level ($120 million).  This process made the market data points directly applicable to the company.

After the consultant’s completion of peer group and survey data benchmarking, it was apparent that our overall executive compensation program was below market.  Specifically, our executives were at the 17th percentile for base salary, the 11th percentile for target total cash levels, the 13th percentile for long-term incentive awards, and the 10th percentile for total direct compensation.  The Committee used this information to begin moving the executives’ pay to levels more in line with our compensation philosophy (e.g., paying between the 25th and 50th percentiles of the market data).  The Committee adopted the philosophy of targeting pay between the 25th to 50th percentile range of market data based on several factors such as the lower cost of living in southeast Texas as compared to more urban areas and the relatively limited number of competing employment opportunities available to executives in southeast Texas.  Our current philosophy of at or below market median pay levels in no way reflects on the qualifications or performance of our executives.  It is primarily a function of location.

The table below sets forth the 2010 annualized targeted compensation elements for each of our NEOs and the amount of each element at the target level based market data presented by our compensation consultant.

Executive	Annualized Base Salary		Annual Incentive Plan Target (Profit Sharing, Cash Bonus and Commissions)	Long-Term Incentive Compensation(1)	Annualized Total Direct Compensation Target
Nicholas N. Carter President & CEO Compensation Amount	$250,000		$200,000	$66,300	$516,300
Market Targeted Range
Minimum	$353,000		$396,000	$146,000	$878,900
Maximum	$434,000		$481,000	$315,000	$1,104,200
Connie J. Cook Chief Accounting Officer Compensation Amount	$145,000		$65,250	$33,150	$243,400
Market Targeted Range
Minimum	$189,000		$203,000	$57,000	$351,900
Maximum	$218,000		$246,000	$89,000	$413,200
Mark D. Williamson Vice President of Marketing Compensation Amount	$253,900	(2)	$74,300	$44,200	$372,400
Market Targeted Range
Minimum	$148,000		$173,000	$41,000	$266,300
Maximum	$181,000		$215,000	$72,000	$312,200
Ron Franklin Vice President of Manufacturing Compensation Amount	$186,000		$93,000	$24,700	$303,700
Market Targeted Range
Minimum	$229,000		$262,000	$60,000	$442,200
Maximum	$265,000		$332,000	$104,000	$495,700

(1)	The compensation amount for each NEO shown reflects the value of options granted to the NEOs by the Compensation Committee in the first quarter of 2010 based on the Company’s performance in 2009.

(2)
Includes commissions of $89,000 earned in 2010.  Beginning January 1, 2011, the Vice President of Marketing will no longer receive commissions.  However, his base salary for 2011 will be increased proportionately to account for the difference.

The charts below illustrate that a large portion of our NEOs’ pay is performance based (e.g., approximately 52% of our President/CEO’s pay is performance based and approximately 36% of our other NEOs’ pay is performance based).

Determination of Performance Targets

Operating Income Targets are set taking into account business conditions, expectations regarding the probability of achievement, and historical financial performance.  Consistent with our philosophy and approach to setting goals, incentive payouts that are above target will be for superior performance (results that exceed our business plan).  Targets are set at the beginning of the performance period.  The process is summarized below:

Beginning of the Performance Period	During the Performance Period	End of the Performance Period
Operating Income goals are developed by the Committee and management and ultimately approved by the Committee	Operating Income performance is monitored relative to goals Operating Income goals cannot be changed during the performance period
Management presents actual Operating Profit results relative to goals and the Committee reviews actual performance to determine any payouts

The Committee may exclude or adjust certain items that are outside the normal course of business, unusual and/or infrequent, and not reflective of our core operating performance for that period

Any adjustments at the end of the performance period will be at the Committee’s discretion.

Individual Performance Goals for the President/ CEO.  The individual performance goals for the President/CEO for 2010 as determined by the Committee were employee safety and investor relations.  In the Committee’s opinion, the President/CEO attained both of these goals because: (i) there were zero lost-time and recordable accidents, and (ii) the President/CEO attended numerous trade shows and investor conferences in 2010 which significantly increased investor awareness about the Company.

Company Goal (Operating Income).  The Committee set a Target of $10 million of Operating Income for 2010 which resulted in a Threshold of $8.0 million.  The Committee determined that a Target of $10 million for Operating Income (which is approximately $2 million less than average Operating Income for fiscal years 2005, 2006, 2007 and 2009) was a reasonable goal in light of the adverse economic conditions facing U.S. companies in calendar year 2010.  Operating Income for 2008 was excluded from the average due to its large deviation from the norm resulting from hedging losses.  Because the Company’s actual Operating Income of $5.6 million did not equal or exceed the Threshold level of $8.0 million (i.e., 80% of Target), none of our executives qualified for a bonus under our annual incentive program.

Report of the Compensation Committee

Management has prepared the Compensation Discussion and Analysis of the compensation program for NEOs (beginning on page 11).  The Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2010 with management.  Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement.  This report is provided by the following independent directors who comprise the committee:

Allen P. McKee, Chairman

Ghazi Sultan
Mohammed O. Al-Omair
John R. Townsend

Compensation Committee Interlocks and Insider Participation

During 2010 no member of the Committee had a relationship that required disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our performance-based compensation program creates appropriate incentives to increase long-term shareholder value.  This program has been designed and administered in a manner that discourages undue risk-taking by employees.  Relevant features of this program include:

•	limits on annual incentive and long-term performance awards, thereby defining and capping potential payouts;

•	application of an annual incentive metric that aligns employees with the common goal of increasing Operating Income;

•	use of a long-term incentive vehicle—stock option—that vests over a number of years, thereby providing strong incentives for sustained operational and financial performance;

•	Committee discretion to adjust payouts under the annual incentive plan to reflect the core operating performance of the company but prohibits discretion for payouts above stated maximum awards;

•
annual bonuses to executives are awarded after the Company’s Operating Income for the fiscal year is determined which means that 100 percent of annual bonus is delayed and at risk to the executives based on the actual company wide net operating performance of the Company; and

•
no awards of annual bonuses and stock option grants for a given year are based on matrices such as revenue or operating results of particular transactions or units, which would create the potential that personnel might take actions that benefit that matrix in the short-term while exposing the Company to inappropriate risk.

Executive Compensation Program for 2010 and 2011

Results - Company Performance Highlights

Highlights of our 2010 performance year are:

•
2010 Target Operating Income of $10 million; therefore Threshold level of $8 million; As noted previously, our 2010 actual Operating Income is $5,589,269 which is less than the Threshold level of $8 million; Consequently, no executive bonuses were earned in 2010.

•	2010 South Hampton EBITDA of $11,296,809

The Committee increased executive base salaries for 2011 as our salary survey indicated that we were at the 17th percentile compared to peer group and survey data as discussed below.  Below is a table comparing 2010 and 2011 executive base salary.  The increases approved by the Committee move our executives closer to our stated philosophy of being between the 25th and 50th percentiles of the market.

Position	Base Salary 2010	Base Salary 2011	Increase
President and CEO	$250,000	$350,000	$100,000
Chief Accounting/Financial Officer(2)	145,000	160,000	15,000
Vice President of Marketing (1)	165,000	255,000	90,000
Vice President of Manufacturing	185,600	225,000	39,400
(1)	As mentioned above, our VP of Marketing will no longer be eligible to receive commission; therefore, his base salary was adjusted to compensate for this change.
(2)	Our Chief Accounting Officer was promoted to Chief Financial Officer in January 2011.

The Compensation Committee is currently considering the elimination of Individual Performance goals from the annual incentive plan for 2011 and beyond.  The rationale behind this consideration is a desire for 100% of annual incentive payouts to be based upon corporate performance at this senior level within the organization.  This would also simplify the annual incentive program.

Related to the annual incentive plan the Compensation Committee approved the Target level of Operating Income for 2011.  The approved target of $13.0 represents an increase compared to $10.0 million set for 2010.  The $13 million Target was selected by the Committee for 2011 because it increases Operating Income by an approximate $1 million above the average Operating Income of $12 million for years 2005, 2006, 2007 and 2009.  In the Committee’s opinion, this Target is both realistic and achievable when considering the petrochemical segment’s expanded production capabilities and the anticipated overall recovery of the U.S and worldwide economies in general.

On January 12, 2011, in an effort to bring executive long-term incentive compensation more in line with that of the market, the Committee approved the grant of 391,000 stock options to the NEOs and other executives under the Company’s Stock Option Plan for Key Employees.  These options have an exercise price equal to the closing price of the stock on January 12, 2011, as reported by Nasdaq, and vest in 25% increments over a 4 year period.  Below is table showing the allocation of these options to our NEOs and other executives.

Employee Name	Title	Total Options Granted	Vesting Period #1 1/12/11- 1/11/12	Vesting Period #2 1/12/12- 1/11/13	Vesting Period #3 1/12/13- 1/11/14	Vesting Period #4 1/12/14- 1/11/15
Nicholas Carter	President /CEO	129,030	32,257	32,258	32,257	32,258
Ron Franklin	VP Mfg.	58,650	14,662	14,663	14,662	14,663
Connie Cook	Sec/Treas/CFO	58,650	14,662	14,663	14,662	14,663
Mark Williamson	VP Marketing	50,830	12,707	12,708	12,707	12,708
Turner Evans	Mgr. of Log.	31,280	7,820	7,820	7,820	7,820
Merf Kaufman	Plant Mgr.	31,280	7,820	7,820	7,820	7,820
Darren Smith	IT Mgr.	31,280	7,820	7,820	7,820	7,820
Total		391,000

Total options granted of 391,000 represents the balance of authorized but un-issued options remaining in the Stock Option Plan for Key Employees that was approved by our shareholders in

2008.  The Committee in consultation with our President/CEO determined the allocation of options to our key employees listed above.

Summary Compensation Table

The following table sets forth information regarding 2010 compensation for each NEO; 2009 and 2008 compensation is presented for executives who were also NEOs in 2009 and 2008.  This table should be read in conjunction with the explanations provided above.  It sets forth summary compensation information for the year ended December 31, 2010 for the Company’s (i) chief executive officer, (ii) chief accounting officer, and (iii) each of the Company’s three most highly compensated executives other than the chief executive officer and the chief accounting officer who were serving as executive officers of the Company as of December 31, 2010.

Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Award(s) ($)	Option Award(s) ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)(5)(6)(7)(8)	Total ($)
Nicholas N. Carter President and Chief Executive Officer since July 1, 2009; previously Executive Vice President and Chief Operating Officer	2010	$250,000	--	--	$66,300	--	--	$35,515	$351,815
	2009	$234,837	$60,000	--	--	--	--	$56,642	$351,479
	2008	$209,918	--	$99,800	--	--	--	$41,260	$350,978
Connie J. Cook Chief Accounting Officer	2010	$144,997	--	--	$33,150	--	--	$27,209	$205,356
	2009	$142,208	$30,000	--	--	--	--	$41,248	$213,456
	2008	$133,009	--	$49,900	--	--	--	$34,124	$217,033
Mark D. Williamson Vice President of Marketing, Petrochemical Company	2010	$253,904	--	--	$44,200	--	--	$35,861	$333,965
	2009	$227,500	$40,000	--	--	--	--	$46,302	$313,802
	2008	$240,705	--	$49,900	--	--	--	$40,585	$331,190
Gerardo Maldonado, Account Representative, Petrochemical Company	2010	$194,404	--	--	--	--	--	$25,673	$220,077
	2009	$192,543	--	--	--	--	--	$35,990	$228,533
	2008	$179,158	--	--	--	--	--	$25,389	$204,547
Hatem El Khalidi President and Chief Executive Officer until June 30, 2009	2010	--	--	--	--	--	--	--	--
	2009	$36,000	$31,500	--	$186,288	--	--	$40,000	$293,788
	2008	$72,000	--	--	--	--	--	$8,000	$80,000
Ron Franklin Vice President of Manufacturing, Petrochemical Company	2010	$185,577	--	--	24,700	--	--	$26,009	$236,286
	2009	$22,115	--	--	--	--	--	$742	$22,857
	2008	--	--	--	--	--	--	--	--

(1)  Includes:
(a)	$88,904, $77,694, and $106,763 in sales commission earned by Mr. Williamson for each of the fiscal years 2010, 2009 and 2008, respectively;
(b)	$56,916, $57,699, and $49,773 in sales commission earned by Mr. Maldonado for each of the fiscal years 2010, 2009 and 2008, respectively;

(2)	Includes $31,500 in retirement bonus compensation awarded in 2009 to Mr. El Khalidi that was deferred.

(3)
Restricted stock option awards for fiscal year ended 2010 were granted to the participants based on their performance in fiscal year ended 2009.  Restricted stock option awards include the aggregate grant date fair value of such awards granted in the fiscal year indicated computed in accordance with ASC 718.  For a discussion of the assumptions we made in valuing the stock and option awards, see “Note 2—Significant Accounting Policies—Share-Based Compensation” and “Note 14—Share-Based Compensation” in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(4)
Includes $4,000 and $8,000 in termination benefits for each of the fiscal years ended December 31, 2009 and 2008, respectively, that was accrued for Mr. El Khalidi in accordance with Saudi Arabian employment laws. The total amount of accrued termination benefits due to Mr. El Khalidi as of December 31, 2010, was $42,878.

(5)	Includes $36,000 in accrued retirement benefits for the fiscal year ended December 31, 2009 that was deferred at the election of Mr. El Khalidi.

(6)	Includes:
(a)	$15,000, $14,090, and $12,595 in 401(k) contributions made on behalf of Nicholas N. Carter for each of the fiscal years 2010, 2009 and 2008, respectively;
(b)	$8,700, $8,533, and $7, in 401(k) contributions made on behalf of Connie J. Cook for each of the fiscal years ended 2010, 2009 and 2008, respectively;
(c)	$15,234, $13,650, and $14,442 in 401(k) contributions made on behalf of Mark D. Williamson for each of the fiscal years ended 2010, 2009 and 2008, respectively;
(d)	$11,664, $11,553, and $10,749 in 401(k) contributions made on behalf of Gerardo Maldonado for each of the fiscal years ended 2010, 2009 and 2008, respectively; and
(e) $7,500 in 401(k) contributions made on behalf of Ron Franklin for the fiscal year ended 2010.

(7)	Includes:
(a)	$19,884, $42,552, and $28,665 in profit sharing for Nicholas N. Carter for each of the fiscal years 2010, 2009 and 2008, respectively;
(b)	$18,509, $32,715, and $26,143 in profit sharing for Connie J. Cook for each of the fiscal years ended 2010, 2009 and 2008, respectively;
(c)	$20,446, $32,652, and $26,143 in profit sharing for Mark D. Williamson for each of the fiscal years ended 2010, 2009 and 2008, respectively;
(d)	$14,009, $24,437, and $14,640 in profit sharing for Gerardo Maldonado for each of the fiscal years ended 2010, 2009 and 2008, respectively; and
(e) $18,509 in profit sharing for Ron Franklin for the fiscal year ended 2010.

(8)	Includes $631 for the vehicle provided to Nicholas N. Carter in fiscal year 2010.

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each of the named executive officers during 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities (#)	Exercise Price of Options ($/sh)	Closing Market Price on Date of Option Grant ($/sh)	Grant Date Fair Value of Stock Awards
Nicholas Carter (1)	01/28/10								30,000	$2.21	$2.21
Mark Williamson (1)	01/28/10								20,000	$2.21	$2.21
Connie Cook (1)	01/28/10								15,000	$2.21	$2.21
Gerardo Maldonado (1)	01/28/10								7,500	$2.21	$2.21
Ronald Franklin (2)	06/22/10								10,000	$2.47	$2.47

(1)
Represents stock option grants made on January 28, 2010, to officers and key employees in the amounts shown with an exercise price equal to the closing sale price of such a share on even date.  The options vest over a 2 year period with 50% vesting each year.  The option life is 7 years.

(2)
Represents a stock option grant made on June 22, 2010 to Mr. Franklin with an exercise price equal to the closing sale price of such a share on even date.  The options vest over a 2 year period with 50% vesting each year.  The option life is 7 years.

Pension Benefits

Name	Plan name	Number of years credited service	Present value of accumulated benefit ($)	Payments during last year ($)
Hatem El Khalidi President and Chief Executive Officer until June 30, 2009	Retirement Agreement (1)	42	$851,000	$0
	Retirement Agreement (2)	42	31,500	$0
	Saudi Arabian Termination Benefits (3)	42	42,876	$0
Total			$925,376	$0

(1)
In January 2008 the retirement agreement entered into in February 2007 with Mr. El Khalidi, then president of the Company, was modified.  The new agreement provides for $6,000 per month in benefits to Mr. El Khalidi upon his retirement for the remainder of his life.  Additionally, upon his death $4,000 per month will be paid to his surviving spouse for the remainder of her life.  A health insurance benefit is also provided.  An additional $382,000 was accrued in January 2008 for the increase in benefits.  A short-term liability of $36,000 is included in accrued liabilities and a long-term liability of approximately $815,000 based upon an annuity single premium value contract was outstanding as of December 31, 2009, and is included in post retirement benefits. Assumptions used for the amortization of post retirement benefits were a life expectancy of 6.8 years for Mr. El Khalidi and 15.8 years for Ms. El Khalidi with a discount rate of 1.62%.  Life expectancies were taken from the 2004 Life Table for the total U.S. population as published under the National Vital Statistics Reports.  In June 2009 the Company’s Board of Directors voted to amend the retirement benefit by allowing a yearly cost of living adjustment to be applied to the agreement based upon the Consumer Price Index which is published annually.  Expense recognized in relation to this adjustment was approximately $21,000 based upon the Consumer Price Index published on January 15, 2010, of 2.7%.  See Note 21 – Post Retirement Obligations in our annual report on Form 10-K.

(2)
While there is no written policy regarding retirement bonus compensation, the Company has historically awarded all employees (regardless of job position) a retirement bonus equal to $750 for each year of service.  Since Mr. El Khalidi was employed by the Company for 42 years, the Board of

Directors voted to award him a $31,500 retirement bonus, consistent with that provided to all other retired employees.

(3)
Employer termination benefits required by the Saudi Labor and Workman Law provide for termination benefits equal to one-half month’s total compensation for each year of service for the first five years and one month’s total compensation for each subsequent year of service.  Since Mr. El Khalidi was employed by the Company in Saudi Arabia for 42 years, under Saudi law the total accrued termination benefits due were $320,000 of which approximately $43,000 remained outstanding to Mr. El Khalidi as of December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information concerning outstanding equity awards held by the named executive officers as of December 31, 2010.

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option Expiration date	Number of Shares or units of stock that have not vested (#)	Market value of shares or unites of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hatem El Khalidi	--	200,000	--	$3.40	06/30/12
Hatem El Khalidi	--	200,000	--	$3.40	06/30/19
Nicholas Carter	--	30,000	--	$2.21	01/27/17
Mark Williamson	--	20,000	--	$2.21	01/27/17
Connie Cook	--	15,000	--	$2.21	01/27/17
Gerardo Maldonado	--	7,500	--	$2.21	01/27/17
Ronald Franklin	--	10,000	--	$2.47	06/22/17

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table provides a summary of compensation earned by members of our Board during the year ended December 31, 2010.

2010 Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Total ($)

Robert Kennedy	$63,000	$7,020	$71,870	$141,890
Ghazi Sultan	55,000	7,020	71,870	133,890
Mohammed Al Omair	5,000	7,020	15,470	27,490
Charles Goehringer, Jr.	18,000	7,020	71,870	96,890
Allen McKee	79,500	4,680	66,714	150,894

(1)
Includes committee fees for 2010 in the amount of $95,000, Company board fees in the amount of $60,000, subsidiary board fees for 2010 in the amount of $40,000 and per diem amounts for 2010 in the amount of $25,500.

(2)
Represents 3,000 shares of restricted stock granted to each non-employee director except Mr. McKee who received 2,000 shares for 2009 Board service at $2.34 per share based upon the closing price of the Company’s common stock on the restriction date lapse of July 28, 2010, with a grant date of January 28, 2010.

(3)
Represents 32,667 shares of stock options granted to non-employee directors for 2009 Board service at an exercise price of $2.21 per share based upon the closing price of the Company’s common stock on the grant date of January 28, 2010, and 20,000 shares of stock options granted to each non-employee director except Mr. Al Omair for 2010 Board service at an exercise price of $2.82 per share based upon the closing price of the Company’s common stock on the grant date of February 23, 2010.

(4)
Stock option awards include the aggregate grant date fair value of such awards granted in the fiscal year indicated computed in accordance with ASC 718. For a discussion of the assumptions we made in valuing the stock and option awards, see Note 2—Significant Accounting Policies—Share-Based Compensation and Note 14—Share-Based Compensation in the notes to our consolidated financial statements contained herein.

The following table presents information concerning outstanding equity awards held by the directors as of December 31, 2010.

	Option awards					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option Expiration date	Number of Shares or units of stock that have not vested (#)	Market value of shares or unites of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Ghazi Sultan	7,000	--	--	$1.39	01/01/19
Mohammed Al Omair	7,000	--	--	$1.39	01/01/19
Robert Kennedy	7,000	--	--	$1.39	01/01/19
Charles Goehringer, Jr.	7,000	--	--	$1.39	01/01/19
Ghazi Sultan	7,000	--	--	$2.21	01/27/20
Mohammed Al Omair	7,000	--	--	$2.21	01/27/20
Robert Kennedy	7,000	--	--	$2.21	01/27/20
Charles Goehringer, Jr.	7,000	--	--	$2.21	01/27/20
Allen P. McKee	4,667	--	--	$2.21	01/27/20
Ghazi Sultan	--	20,000	80,000	$2.82	02/22/20
Mohammed Al Omair	--	--	80,000	$2.82	02/22/20
Robert Kennedy	--	20,000	80,000	$2.82	02/22/20
Charles Goehringer, Jr.	--	20,000	80,000	$2.82	02/22/20
Allen P. McKee	--	20,000	80,000	$2.82	02/22/20

General

A director who is one of our employees receives no additional compensation for his service as a director or as a member of a committee of the Board.  A director who is not one of our employees (a non-employee director) receives compensation for his or her services as described in the following paragraphs per the current policy and upon recommendation by the Compensation Committee and approval by the Board.  Directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and Committee meetings.

Board Compensation

The 2010 directors’ fees policy as recommended by the Compensation Committee proposed annual cash stipends for members of the AADC Board in the amount of $15,000/year and subsidiary boards of the Company in the amount of $5,000/year for U.S. subsidiaries and $10,000/year for AMAK’s Board.  These amounts are to be prorated based upon time of service.  These payments were approved by the Board on February 23, 2010.

Approximately $6,900 was accrued as directors’ compensation expense for 2009.

Committee Compensation

The 2010 directors’ fees policy as recommended by the Compensation Committee proposed annual cash stipends for members of the Audit Committee in the amount of $15,000, the Compensation Committee in the amount of $10,000, and the Nominating Committee in the amount of $5,000.  These amounts are to be prorated based upon time of service.  These payments were approved by the Board on February 23, 2010.

Approximately $92,000 was accrued as directors’ compensation expense for 2009.

Equity Compensation

The 2010 directors’ fees policy as recommended by the Compensation Committee proposed the grant of 100,000 stock options (20,000 per year) – to be vested over 5 years and to be awarded in the quarter following the end of the year to non-employee directors who had attended at least 75% of all called meetings during the year and were serving in full capacity on December 31st of that year.  This grant is to be prorated based upon time of service.  This grant was approved on February 23, 2010 by the Board of Directors.

Per Diem Compensation

The 2010 directors’ fees policy allowed per diem payments of $500 per day for non-employee directors who travel to conduct Board business.  Approximately $25,500 was paid for directors’ compensation expense related to per diem in 2010.

Approximately $10,500 was paid for directors’ compensation expense related to per diem in 2009.

Potential Payments upon Termination or Change in Control

There are no potential payments owed to our executives based upon termination of employment or change in control of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an executive officer of our Company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.  None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company directly owns approximately 55% of the outstanding capital stock of Pioche Ely Valley Mines, Inc. (“PEVM”). Mr. Carter is currently a director and President of PEVM, and Mr. Charles Goehringer, Jr. is currently a director of PEVM.  The Company is providing funds necessary to cover the PEVM operations. During 2010 and 2009, the Company advanced approximately $18,000 and $34,000, respectively, for such purposes.  As of December 31, 2010, PEVM owed the Company $319,794 as a result of advances made by the Company. The indebtedness is secured by real estate but bears no interest.

On November 30, 2010, the Company entered into a Letter of Intent and Agreement and Plan of Reorganization with Silsbee Trading and Transportation Company, Inc. (“STTC”) owned by Nicholas N. Carter, the President and CEO of the Company, pursuant to which SHTI, a Delaware corporation and an indirectly wholly owned subsidiary of the Company, acquired 100% of the common stock of STTC. The acquisition was completed on November 30, 2010, and the Company plans in 2011 to merge STTC into South Hampton, an indirectly wholly owned subsidiary of the Company with South Hampton as the surviving corporation.  Prior to the acquisition of STTC, South Hampton leased transportation related equipment from STTC pursuant to a Master Lease Agreement dated February 3, 2009, which was set to expire in May 2014.  The purpose of the acquisition of STTC was the acquisition of various transportation related assets from STTC that are important to South Hampton’s operations and termination of a related-party transaction and lease agreement. The Company acquired STTC in exchange for the payment to Mr. Carter of (i) cash of $250,000, (ii) a note payable in the amount of $300,000 and (iii) 232,170 shares of the Company’s common stock having a fair value of $775,448.

During 2010 South Hampton incurred product transportation and equipment costs of approximately $848,000 with STTC, a private equipment leasing provider in which Mr. Carter, President and CEO of the Company, had a 100% equity interest until November 30, 2010, at which time STTC was purchased by the Company.  Pursuant to the lease agreement, South Hampton leased transportation equipment from STTC.  Lease payments during 2010 were approximately $79,178 per month through November.  Under the lease arrangement, STTC provided transportation equipment and all normal maintenance on such equipment and South Hampton provided drivers, fuel, management of transportation operations and insurance on the transportation equipment. Approximately 95% of STTC’s income was derived from such lease arrangement.  South Hampton entered into a new lease agreement with STTC on February 3, 2009 which was subsequently cancelled as the result of the Company’s November 30, 2010 acquisition of STTC as discussed above.

Ghazi Sultan, a member of the Company’s Board, was paid $18,000 during 2010 for serving as the Company’s Saudi branch representative in 2010.  Due to this arrangement, Mr. Sultan was deemed to no longer be independent according to Audit Committee standards; therefore, he resigned from the Audit Committee effective April 4, 2011.

Review, Approval or Ratification of Transactions with Management and Others

The Company’s Code of Ethics for Senior Financial Officers addresses conflicts of interest and is available on our website.  Our principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions are required to abide by this code by avoiding activities that conflict with, or are reasonably likely to conflict with, the best interests of the Company and its stockholders.  Personal activities, interests, or relationships that would or could negatively influence judgment, decisions, or actions must be disclosed to the Board with prompt and full disclosure for Board review and/or action.

We also solicit information from our directors and executive officers annually in connection with preparation of disclosures in our proxy statement.  These questionnaires specifically seek information pertaining to any “related-person” transaction.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and the independent registered public accounting firm together and separately. These discussions and reviews included the reasonableness of significant judgments, significant accounting policies (including critical accounting policies), the auditor’s assessment of the quality, not just the acceptability of the Company’s accounting principles and other such matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has reviewed the written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committee Concerning Independence” and has discussed with the independent registered public accounting firm their independence from management and the Company.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be accepted and included in the Company’s Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

This report is provided by the following independent directors who comprised the Committee on the 10-K filing date:

Robert E. Kennedy, Chairman
Allen P. McKee
Mohammed Al Omair

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s selection of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2011.  BKM Sowan Horan, LLP has audited the accounts of the Company since June 2010.  The Board considers it desirable to continue the services of BKM Sowan Horan, LLP.

The fees billed or expected to be billed by BKM Sowan Horan, LLP and Travis Wolff, LLP, our previous independent public accounting firm, for professional services rendered to the Company during 2010 and 2009 are set forth below.  The Audit Committee has concluded that the provision of the non-audit services provided by BKM Sowan Horan, LLP to the Company did not and does not impair or compromise their independence, and all such services were pre-approved by the Audit Committee. If the stockholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its charter.

Our Board recommends a vote FOR the ratification of the selection of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2011.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The table below sets forth the fees that the Company paid BKM Sowan Horan, LLP and Travis Wolff, LLP for the audit of its financial statements for the fiscal years ended December 31, 2010 and 2009 and the review of its financial statements for the quarterly periods in the year ended December 31, 2010, and all other fees that the Company paid Travis Wolff, LLP and BKM Sowan Horan, LLP for services rendered during the fiscal years ended December 31, 2010 and December 31, 2009, respectively:

	2010	2009
Audit Fees	$262,117	$258,477
Audit-Related Fees	$0	$0
Tax Fees	$30,649	$41,884
All Other Fees *	$135,777	$45,232

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services under the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit.

Audit Fees

These amounts represent fees billed or expected to be billed by BKM Sowan Horan, LLP and TravisWolff, LLP for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended December 31, 2010 and 2009, the reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.

Tax Fees

These amounts represent fees billed or expected to be billed by BKM Sowan Horan, LLP and TravisWolff, LLP for professional services rendered relating to tax compliance, tax advice and tax planning in the U.S.

All Other Fees

These amounts represent fees billed or expected to be billed by BKM Sowan Horan, LLP and TravisWolff, LLP for professional services related to the Company’s 401(k) audit, for providing consent on Form S-3 registration filing, and for reviewing Company responses to SEC comments.

At each annual meeting of the stockholders, representatives of the principal accountant for the current year and for the most recently completed fiscal year are expected to be present to make statements to the stockholders if desired, and to be available to respond to stockholder questions.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to approve the following advisory resolution.

Our Board recommends an advisory vote approving the compensation paid to the Company’s named executive officers as disclosed pursuant to item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The Board of Directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and motivating the executives to remain with the Company for long and productive careers.  We urge stockholders to read the Compensation Discussion and Analysis which provides detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board will review and consider voting results when evaluating our executive compensation program.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal No. 3 above, we are asking stockholders to vote on an advisory resolution on executive compensation.  Pursuant to recently adopted Section 14A of the Exchange Act, in this Proposal No. 4, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.  Stockholders will be able to specify one of four choices on the proxy card:  one year, two years, three years or abstain.  Stockholders are not voting to approve or disapprove the Board’s recommendation.  This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board.

Our Board recommends an advisory vote for conducting future advisory votes on executive compensation EVERY TWO YEARS.

QUESTIONS AND REQUESTS FOR ADDITIONAL INFORMATION

Questions regarding the annual meeting, this proxy statement, voting or otherwise should be directed to the individual listed below at the provided contact information.  The following proxy materials should be included with this mailing: (1) Notice of Annual Meeting of Stockholders; (2) proxy statement; (3) proxy card (or voting instruction card for beneficial owners) with pre-addressed envelope; and (4) The Company’s 2010 Report on Form 10-K.  If any portion of the proxy materials appears to be missing, or if you would like an additional copy of the proxy materials, please contact the individual below at the listed contact information for a free copy.

Connie Cook
Arabian American Development Company
P. O. Box 1636
Silsbee, TX  77656

Our proxy statement and 2010 Report on Form 10-K may also be accessed on our website at www.arabianamericandev.com.

Request for Multiple Copies of Proxy Materials

Please note that if multiple stockholders reside at the same address, only one set of proxy materials has been provided, unless the Company received contrary instructions from one or more of the stockholders.  To request a separate copy of the proxy materials, or to request to receive separate copies of the proxy materials in the future, contact Connie Cook at the above address, and a free copy will be promptly delivered to you.

Request for Single Copy of Proxy Materials

If you share an address with one or more shareholders and are currently receiving multiple sets of proxy materials, you may request delivery of a single set of proxy materials by contacting Connie Cook at the above address.

VOTING

Company stockholders of record are entitled to vote on the items of business described in this proxy statement.  Stockholders of record may (1) attend the annual meeting and vote their shares in person; (2) vote by submitting a proxy; or (3) vote electronically via the Internet or by telephone.  Beneficial owners may (1) attend the annual meeting and vote their share in person only if they obtain a legal proxy from their broker, trustee or nominee; (2) vote by submitting voting instructions; or (3) vote electronically via the internet or by telephone.

Voting Securities, Record Date

Shareholders of record at the close of business on April 20, 2011, (the “record date”) are entitled to vote at the meeting and any adjournment or postponement of the meeting.  On the record date, there were 23,990,415 shares of common stock ($0.10 par value) issued and outstanding.

Stockholder of Record

If your shares are registered directly in your name, you are the stockholder of record of those shares, and these proxy materials are being sent directly to you by the Company.  As a stockholder of record, you have the right to grant your voting proxy directly to the Company or a third party, or vote in person at the meeting.  The Company has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee.  Effective January 1, 2010, your broker is no longer be permitted to vote on your behalf on the election of directors and other matters at the shareholder meeting (except for the ratification of the selection of BKM Sowan Horan, LLP as auditors for 2011), unless you provide specific instructions by completing and returning the Voting Instruction Form or following the instructions provided to you to vote your shares via telephone or the Internet.  For your vote to be counted, you now need to communicate your voting decisions to your broker, bank or other financials institution before the date of the shareholder meeting.

Voting in Person at the Annual Meeting

Stockholders of record are invited to attend the Annual Meeting of Stockholders on June 8, 2011, at South Hampton Resources, Silsbee, TX and vote their shares in person.  Beneficial owners may vote in person at the annual meeting only if they obtain a legal proxy from their broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Voting by Submitting a Proxy or Voting Instructions

Regardless of whether you plan to attend the annual meeting, stockholders of record and beneficial owners have the option of voting their shares by submitting a proxy or voting instructions.

Stockholders of record may vote by proxy.  To vote by proxy, stockholders of record must complete, sign and date their proxy cards and mail them in the accompanying pre-addressed envelopes.  Your proxy card and pre-addressed envelope is included with this proxy statement.

Beneficial owners may vote by submitting voting instructions to their broker, trustee or nominee.  Your voting instruction card should be provided by your broker, trustee or nominee.  Please refer to your voting instruction card for voting procedure and additional information.

Proxies and Voting Instructions Are Revocable

A stockholder of record may change his or her vote by either: (1) submitting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing written notice of revocation to the Corporate Secretary at the address listed above in the “Questions and Requests for Additional Information” section; or (3) attending the annual meeting and voting in person.  Please note that your attendance at the annual meeting will not revoke a previously submitted proxy unless you specifically make such a request.  A beneficial owner may change his or her vote by either: (1) submitting new voting instructions to the appropriate broker, trustee or nominee; or (2) if you have obtained a legal proxy from your broker, trustee or nominee giving you the legal right to vote your shares, by attending the annual meeting and voting in person.

Voting Electronically

Stockholders of record and beneficial owners may vote electronically by following the instructions provided on their proxy cards prior to 11:59 p.m. CDT on June 7, 2011.

Voting Procedures

The Company’s by-laws provide that each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the Company.

Election of Directors

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees.  If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors.  Only “FOR” and “AGAINST” votes are counted in the election of directors.  As provided in the Company’s corporate by-laws, directors are elected upon a plurality vote of the shareholders.  Therefore, a nominee will only be elected if the votes cast “FOR” the nominee’s election exceed the number of votes cast “AGAINST” the nominee’s election.  Cumulative voting is not permitted in the election of directors.

Voting on Other Business Items

When voting on other business matters, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”  Business proposals, other than the election of the directors, require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting.

How Shares will be Voted by Proxy or Voting Instructions

If you provide specific instructions with regard to certain proposals, your shares will be voted as you instruct on such proposals.  If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the Company’s nominees to the Board and ratification of BKM Sowan Horan, LLP as the Company’s independent registered public accounting firm for 2011).

Broker Non-Votes

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.  Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.  Abstentions have the same effect as votes against the matter except in the election of directors, as described above.

Additional Business Proposals Presented at Meeting

Other than the re-election of a director and the ratification of the selection of the Company’s independent registered public accounting firm, the Board is not aware of any other business to be acted upon at the annual meeting.  However, if you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  If for any reason any nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Quorum Requirement

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the Company stock issued and outstanding and entitled to vote at the meeting,

must be present in person or represented by proxy.  Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

STOCKHOLDER PROPOSALS

Stockholder Proposals Intended to be Included in Proxy Statement

You may submit proposals for consideration at future stockholder meetings.  For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at the address above no later than February 8, 2012.  Such proposals also must comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Proposals should be addressed to the Corporate Secretary at the address on page 34.

Stockholder Proposals Not Intended to be Included in Proxy Statement

For a stockholder proposal that is not intended to be included in the Company’s proxy statement under SEC Rule 14a-8, the stockholder must submit the proposal so that it is received by the Corporate Secretary not earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

(1)           45 days prior to the meeting; and

(2)           10 days after public announcement of the meeting date.

Stockholder Proposals for Director Candidates

You may propose director candidates for consideration by the Board’s Nominating Committee.  Such recommendations shall include the nominee’s name and qualifications for Board membership and shall be received by the Corporation not earlier than the close of business 120 calendar days prior to the meeting and not later than the close of business on the later of the following two dates:

(1)           45 days prior to the meeting; and
(2)           10 days after public announcement of the meeting date.

Proposals for director candidates should be directed to the Corporate Secretary at the address on page 34.

OTHER BUSINESS

As of the date of this proxy statement’s printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting; the persons named in the enclosed proxy card have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors
Connie Cook
Secretary